Exhibit 99.1

BioTime, Inc. Reports First Quarter 2015 Results and Recent Corporate Accomplishments

ALAMEDA, Calif.--(BUSINESS WIRE)--May 11, 2015--BioTime, Inc. (NYSE MKT:BTX) today reported financial results for the first quarter ended March 31, 2015 and provided a corporate update.

“BioTime continues to advance its strategic product development programs. We are currently enrolling patients in a pivotal trial of Renevia™ for the treatment of HIV-associated lipoatrophy,” said Dr. Michael D. West, BioTime’s Chief Executive Officer. “At this year’s annual meeting of the American Association for Cancer Research (AACR), our subsidiary OncoCyte reported interim clinical validation data on its PanC-Dx™ cancer diagnostic tool for the non-invasive detection of bladder and breast cancers. Our subsidiary Cell Cure Neurosciences presented data on its product candidate, OpRegen®, at the 2015 annual meeting of the Association for Research in Vision and Ophthalmology (ARVO). Preclinical study showed that OpRegen® preserved vision and retinal structure when it was transplanted into the leading animal model of retinal disease. A Phase I/IIa trial of the product has been initiated for the treatment of the dry form of age-related macular degeneration, a condition for which there is currently no FDA-approved therapy. In addition, we are pleased that the findings regarding our subsidiary Asterias’s cancer vaccine AST-VAC1 were selected for presentation at the upcoming annual meeting of the American Society of Clinical Oncology (ASCO). The presentation will focus on the long-term follow-up data from a Phase II immunotherapy trial for patients with acute myelogenous leukemia (AML). Taken together, the results presented at these conferences highlight the BioTime family of companies’ leading role in the field of regenerative medicine.”

First Quarter and Recent Highlights

Since BioTime reported fourth-quarter and full-year 2014 results in March 2015, the Company and its subsidiaries have reported the following progress.

BioTime, Inc.

  Renevia™, BioTime’s proprietary cell delivery matrix, is designed to facilitate the stable engraftment of transplanted cells. Earlier this year, BioTime announced the successful treatment of the first patient in the Company’s pivotal clinical trial in Europe of Renevia™ for HIV-associated lipoatrophy. These results could lead to submission for CE Mark approval for the treatment of HIV-associated facial atrophy. Potential implications of this trial also include the development of future therapeutics for other lipoatrophy-related conditions as well as potential use of Renevia™ to deliver other types of cells.

OncoCyte Corporation

  Results from two prospective clinical validation studies of PanC-Dx™, OncoCyte’s class of proprietary tests for the non-invasive diagnosis of cancer, were presented at the annual meeting of the AACR in April of this year. PanC-Dx™ demonstrated a high level of sensitivity and specificity in the detection of urothelial carcinoma, the most common type of bladder cancer.
  Initial data from a large, prospective clinical validation study showed the potential of PanC-Dx™ as a non-invasive, blood-based diagnostic test to screen for multiple types of human cancers, including breast cancer. The clinical data were also presented in April at the annual meeting of the AACR.
  OncoCyte expects that interim clinical validation data on markers for lung cancer will be presented at the American Thoracic Society meeting later this month.

Cell Cure Neurosciences Ltd.

  Preclinical data demonstrated that Cell Cure’s product candidate, OpRegen®, preserved vision and retinal structure when transplanted into the leading animal model of retinal disease. These findings were presented at the annual meeting of the Association for Research in Vision and Ophthalmology (ARVO) in May. OpRegen® consists of high-purity retinal pigment epithelial cells derived from human embryonic stem cells using a proprietary directed differentiation method.
  Cell Cure is initiating a Phase I/IIa dose escalation study of OpRegen® to evaluate its safety and efficacy when transplanted sub-retinally in patients who are in an advanced stage of the dry form of age-related macular degeneration.

Asterias Biotherapeutics, Inc. (NYSE MKT: AST)

  The long-term follow-up of AML patients enrolled in the Phase II clinical trial of AST-VAC1, Asterias’s autologous telomerase-based dendritic cell cancer vaccine, was selected for oral presentation at the annual meeting of the American Society of Clinical Oncology (ASCO) to be held in Chicago, Illinois from May 29 to June 2, 2015.

ES Cell International Pte Ltd

  ES Cell International Pte Ltd (ESI) and Beckman Research Institute of the City of Hope (BRICOH) signed a nonexclusive license agreement under which ESI’s good manufacturing practice (GMP)-compliant, clinical-grade human embryonic stem (hES) cells will be manufactured and provided to BRICOH’s collaborators for use in the pre-clinical development of therapeutic products to treat human disease. The agreement is an important part of BioTime’s strategy to leverage third-party funding and potentially generate future revenues by placing its hES cells in a wide array of therapeutic programs and medical applications that are not being developed by BioTime or its subsidiaries.
  ESI’s hES cell lines will be used by University of California, Irvine scientist Dr. Leslie Thompson to continue her research on the use of stem cells to treat Huntington’s disease under a $5 million grant from the California Institute for Regenerative Medicine (CIRM). The CIRM grant will further support a collaboration between ESI and University of California, Davis’s GMP laboratory for the creation of the GMP-grade cells needed in Dr. Thompson’s preclinical and potentially subsequent clinical studies.

First Quarter 2015 Financial Results

Total consolidated revenues for the first quarter 2015 were $1.3 million, compared to $1.1 million in the first quarter 2014. BioTime’s operating revenues are currently generated primarily from research grants, licensing fees, and advertising from the marketing of the LifeMap Sciences’s online database products, and from the sale of hydrogels and stem cell products for research.

Consolidated operating expenses for the first quarter were $14.5 million, compared to $12.1 million for the same period in 2014. Research and development (R&D) expenses for the first quarter were $9.3 million, compared to $8.4 million in the year-ago quarter. The increase in R&D expenses is largely due to the continued ramp-up of the Asterias and LifeMap Solutions product development programs, OncoCyte’s clinical trial work to develop its PanC-Dx™ cancer diagnostics, and increased activity of the ESI BIO division. General and administrative (G&A) expenses for the first quarter were $5.2 million, compared to $3.7 million in the first quarter a year ago. This increase was primarily due to the ramp-up of the Asterias and LifeMap Sciences development programs.

Net loss attributable to BioTime for the three months ended March 31, 2015 was $10.2 million, including deferred income tax benefits of $1.2 million. For the first quarter of 2014, net loss was $8.1 million, including deferred income tax benefits of $1.3 million. On a per share basis, net loss for the first quarter was $0.13 per share, compared to $0.14 per share for the first quarter of 2014. Net loss attributable to BioTime includes losses from BioTime majority-owned subsidiaries based upon BioTime’s percentage ownership of those subsidiaries.

Cash and cash equivalents totaled $25.8 million as of March 31, 2015, compared to $29.5 million as of December 31, 2014. The cash on hand as of March 31, 2015 includes $9.0 million held by Asterias and other subsidiaries. During February 2015, Asterias raised $5.5 million in aggregate gross proceeds from the public offering and concurrent private placement of its Series A common stock. In the first quarter 2015, Asterias received $2.3 million from CIRM under the grant award related to the AST-OPC1 development program.

About BioTime

BioTime, Inc., a pioneer in regenerative medicine, is a clinical-stage biotechnology company. BioTime and its subsidiaries are leveraging their industry-leading experience in pluripotent stem cell technology and a broad intellectual property portfolio to facilitate the development and use of cell-based therapies and gene marker-based molecular diagnostics for major diseases and degenerative conditions for which there presently are no cures. The lead clinical programs of BioTime and its subsidiaries include OpRegen®, currently in a Phase I/IIa trial for the treatment of the dry form of age-related macular degeneration; AST-OPC1, currently in a Phase I/IIa trial for spinal cord injuries; Renevia™, currently in a pivotal trial in Europe as an injectable matrix for the engraftment of transplanted cells to treat HIV-related lipoatrophy; and PanC-Dx™ cancer diagnostics, nearing the completion of initial clinical studies for the detection of bladder, breast, and lung cancers. AST-VAC2, a cancer vaccine, is in the pre-clinical trial stage.

BioTime’s subsidiaries include the publicly traded Asterias Biotherapeutics, Inc. (NYSE MKT: AST), developing pluripotent stem cell-based therapies in neurology and oncology, including AST-OPC1 and AST-VAC2; Cell Cure Neurosciences Ltd., developing stem cell-based therapies for retinal and neurological disorders, including OpRegen®; OncoCyte Corporation, developing PanC-Dx™ cancer diagnostics; LifeMap Sciences, Inc., developing and marketing an integrated on-line database resource for biomedical and stem cell research; LifeMap Solutions, Inc., a subsidiary of LifeMap Sciences, developing mobile health (mHealth) products; ES Cell International Pte Ltd, which has developed cGMP-compliant human embryonic stem cell lines that are being marketed by BioTime for research purposes under the ESI BIO branding program; OrthoCyte Corporation, developing therapies to treat orthopedic disorders, diseases and injuries; and ReCyte Therapeutics, Inc., developing therapies to treat a variety of cardiovascular and related ischemic disorders.

BioTime common stock is traded on the NYSE MKT under the symbol BTX. For more information, please visit www.biotimeinc.com or connect with the company on Twitter, LinkedIn, Facebook, YouTube, and Google+.

FORWARD-LOOKING STATEMENTS

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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BIOTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended
	March 31,	March 31,
	2015	2014

REVENUES:
License fees	$319,146	$294,504
Royalties from product sales	156,550	97,886
Grant income	698,839	575,659
Sale of research products and services	89,919	98,586
Total revenues	1,264,454	1,066,635

Cost of sales	(264,167)	(131,914)

Gross Profit	1,000,287	934,721

OPERATING EXPENSES:
Research and development	9,323,510	8,405,393
General and administrative	5,178,800	3,667,171
Total operating expenses	14,502,310	12,072,564
Loss from operations	(13,502,023)	(11,137,843)
OTHER INCOME/(EXPENSES):
Interest expense, net	(25,461)	(8,384)
Other income/(expense), net	(239,453)	69,170
Total other income/(expenses), net	(264,914)	60,786
LOSS BEFORE INCOME TAX BENEFITS	(13,766,937)	(11,077,057)

Deferred income tax benefit	1,176,882	1,349,026

NET LOSS	(12,590,055)	(9,728,031)

Net loss attributable to non-controlling interest	2,422,687	1,629,017

NET LOSS ATTRIBUTABLE TO BIOTIME, INC.	$(10,167,368)	$(8,099,014)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.13)	$(0.14)

WEIGHTED AVERAGE NUMBER OF COMMON STOCK OUTSTANDING:
BASIC AND DILUTED	78,261,788	58,257,427

BIOTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December
	2015	31,
	(Unaudited)	2014

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$25,829,533	$29,486,909
Trade accounts and grants receivable, net	866,180	1,041,856
Inventory	299,308	266,022
Landlord receivable	277,206	377,981
Prepaid expenses and other current assets	1,271,895	1,231,789
Total current assets	28,544,122	32,404,557

Equipment, net and construction in progress	2,864,669	2,857,846
Deferred license and consulting fees	309,458	336,833
Deposits	443,003	443,289
Other long-term assets	7,916	9,985
Intangible assets, net	37,534,302	38,848,396
TOTAL ASSETS	$69,703,470	$74,900,906

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$6,322,407	$6,803,173
Capital lease liability, current portion	57,500	57,500
Related party convertible debt, net of discount	169,908	60,237
Deferred grant income	1,474,300	-
Deferred license and subscription revenue, current portion	178,546	208,357
Total current liabilities	8,202,661	7,129,267

LONG-TERM LIABILITIES
Deferred tax liabilities, net	3,337,662	4,514,362
Deferred rent liabilities, net of current portion	34,967	97,280
Lease liability	560,970	377,981
Capital lease, net of current portion	17,307	31,290
Other long-term liabilities	38,119	27,961
Total long-term liabilities	3,989,025	5,048,874

Commitments and contingencies

SHAREHOLDERS' EQUITY
Series A Convertible Preferred Stock, no par value, authorized 2,000,000 shares as of March 31, 2015 and December 31, 2014; 70,000 issued and outstanding as of March 31, 2015 and December 31, 2014	3,500,000	3,500,000
Common shares, no par value, authorized 125,000,000 shares as of March 31, 2015 and December 31, 2014; 83,210,775 issued and 78,316,833 outstanding as of March 31, 2015 and 83,121,698 issued and 78,227,756 outstanding as of December 31, 2014	234,751,802	234,842,998
Contributed capital	7,145	7,145
Accumulated other comprehensive income	238,820	185,835
Accumulated deficit	(192,357,575)	(182,190,207)
Treasury stock at cost: 4,893,942 shares at March 31, 2015 and December 31, 2014	(19,889,788)	(19,889,788)
BioTime, Inc. shareholders' equity	26,250,404	36,455,983
Non-controlling interest	31,261,380	26,266,782
Total shareholders' equity	57,511,784	62,722,765
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$69,703,470	$74,900,906

CONTACT:
BioTime, Inc.
Judith Segall, 510-521-3390, ext 301
jsegall@biotimemail.com
or
Investor Contact:
EVC Group, Inc.
Michael Polyviou, 212-850-6020
mpolyviou@evcgroup.com